UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012
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AMCOL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	1-14447 Commission File Number	36-0724340 I.R.S. Employer Identification Number

2870 Forbs Avenue
Hoffman Estates, IL 60192
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 851-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On March 14, 2012, CETCO Oilfield Services Company, a wholly-owned subsidiary of AMCOL International Corporation, entered into the 2012 Performance Agreement (the “2012 Performance Agreement”) with Michael Johnson, our Vice-President and President of the Oilfield Services Segment.   Pursuant to the 2012 Performance Agreement, Mr. Johnson is eligible to earn a portion of the cumulative adjusted annual increase in operating profit of the Oilfield Services Segment as compared to the greater of (i) the 2011 operating profit and (ii) the operating profit for any prior fiscal year commencing with 2012.  The relevant performance period is the four year period ending December 31, 2015.  The amount payable with respect to each year in the performance period, if any, will be determined based on the Oilfield Services Segment’s return on capital employed for the relevant year.

Any amounts payable pursuant to the Performance Agreement will be offset by amounts paid in February 2014 pursuant to Mr. Johnson’s 2010 Performance Agreement.  Payments under the 2012 Performance Agreement will be made on February 15, 2016, provided Mr. Johnson remains employed by AMCOL.  Other members of senior management of the Oilfield Services Segment were granted similar awards.

The Compensation Committee approved these awards based on the recommendation of senior management.  In structuring and approving these opportunities, the Compensation Committee recognized that the Oilfield Services Segment includes high-growth, sophisticated and competitive businesses whose success requires experienced and dedicated senior managers.  These opportunities are intended to provide an additional incentive to motivate and retain certain key employees within the Oilfield Services Segment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCOL INTERNATIONAL CORPORATION
Date:	March 19, 2012	By:	/s/ Donald W. Pearson
Donald W. Pearson
Vice President and Chief Financial Officer